Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Capstone Turbine Corporation on Form S-3 (File No. 333-225503), Form S-8 (File No. 333-223126, 333-221695, 333-207967, and 333-184033) of our report dated June 11, 2019, with respect to our audits of the consolidated financial statements of Capstone Turbine Corporation as of March 31, 2019 and 2018 and for the years ended March 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2019.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

June 11, 2019